RICHARDSON & PATEL  LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

February 27, 2008

Perfectenergy International Limited
No. 479 You Dong Road
Xinzhuang Town, Shanghai 201100
People’s Republic of China

Re:	Perfectenergy International Limited
Registration Statement on Form S-1 (Amendment No. 4)

Ladies and Gentlemen:

We have acted as counsel for Perfectenergy International Limited, a Nevada corporation (the “ Company ” ), in connection with the registration with the Securities and Exchange Commission on Form S-1 (Amendment No. 4) of 44,991,241 shares of the Company's common stock, $0.001 par value per share (the "Shares"), including 15,902,857 shares of the Company’s common stock issuable upon the exercise of outstanding warrants. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company's Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued, as well as the Shares that may be issued upon exercise of the warrants, will be legally issued, fully paid, and nonassessable.

This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP